Exhibit 10(1)

Form of Stock Option Grant Notice and Summary of Key Terms Excerpted from Points of Interest Document (Prospectus)

[Pfizer Logo Here]

Optionee:

I am pleased to inform you that on [grant date] the Company granted you an incentive stock option to buy [shares granted] shares and a non-qualified stock option to buy [shares granted] shares of its common stock at [price on date of grant] per share as outlined below:

Grant No.	Grant Type	Number of Shares	Date First Exercisable

[Suffix]	[Type (ISO)]	[shares granted]	[Date]
[Suffix]	[Type (Non-Q)]	[shares granted]	[Date]

These stock options are subject to the initial exercise provisions shown above and in no event are they exercisable later than [grant expiration date less one day].  These options may expire before [grant expiration date], if your employment terminates before that date.  Details of the exercise and termination provisions are contained in the attached Points of Interest (summary found below), which you should read carefully.

These options are subject to federal and local law and the requirements of the New York Stock Exchange.  The options are also governed by the terms and conditions set forth in this letter, the Points of Interest, and the Pfizer Inc. 2004 Stock Plan.  Included with this letter are the Points of Interest document and a booklet that provides information about certain income tax consequences of awards based upon the state of the law at the time of the grant. We strongly suggest that you consult a qualified financial or tax advisor before exercising your options or disposing of your stock.

Chairman of the Board and
Chief Executive Officer, or
Chair, Compensation Committee

[Acknowledgement and Consent - excerpted form Points of Interest document]

You understand that you are eligible to receive a stock option grant under the Pfizer Inc. 2004 Stock Plan (the "Plan").

Data Privacy. You explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Pfizer Inc and its subsidiaries and affiliates ("Pfizer") for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Pfizer holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Pfizer, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Data"). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required, to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option. You understand that Data may be held only as long as is necessary to implement, administer and manage your participation in the Plan as determined by Pfizer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may adversely affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Nature of Grant. In accepting the grant, you acknowledge that:

(1)      the Plan is established voluntarily by Pfizer Inc, it is discretionary in nature and it may be modified, amended, suspended or terminated by Pfizer Inc at any time, unless otherwise provided in the Plan and this agreement;

(2)      the grant of the options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(3)      all decisions with respect to current and future option grants, if any, will be at the sole discretion of Pfizer Inc;

(4)      your participation in the Plan shall not create a right to further employment with Pfizer and shall not interfere with the ability of Pfizer to terminate your employment relationship at any time with or without cause;

(5)      you are voluntarily participating in the Plan;

(6)      the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Pfizer, and which is outside the scope of your employment contract, if any;

(7)      the options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(8)      regardless of whether you are an employee of Pfizer Inc, the option grant will not be interpreted to form an employment contract or relationship with Pfizer Inc; and furthermore, the option grant will not be interpreted to form an employment contract with Pfizer or any subsidiary or affiliate of Pfizer Inc;

(9)      the future value of the underlying shares is unknown and cannot be predicted with certainty;

(10)    if the underlying shares do not increase in value, the options will have no value;

(11)    if you exercise your option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the option price;

(12)    in consideration of the grant of options, no claim or entitlement to compensation or damages shall arise from termination of the options or diminution in value of the options or shares purchased through exercise of the options resulting from termination of your employment by Pfizer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Pfizer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

(13)    notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law; furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to exercise the options after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Compensation Committee of the Board of Directors of Pfizer Inc shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your option grant.

Responsibility for Taxes.  Regardless of any action Pfizer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding legally due by you ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and that Pfizer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you shall pay or make adequate arrangements satisfactory to Pfizer to satisfy all withholding and payment on account obligations of Pfizer. In this regard, you authorize Pfizer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by Pfizer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, Pfizer may (1) arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that Pfizer only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to Pfizer any amount of Tax-Related Items that Pfizer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. Pfizer may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Governing Law and Documents. This option grant is governed by, and subject to, United States federal and New York or Delaware state law, as applicable, except for the body of law pertaining to conflict of laws, as provided in the Plan, and the requirements of the New York Stock Exchange, as well as the terms and conditions set forth in the Points of Interest. If you have received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Electronic Delivery. Pfizer may, in its sole discretion, decide to deliver any documents related to the option granted under the Plan or future options that may be granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Pfizer or another third party designated by Pfizer.

Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. If you received an Acknowledgment and Consent form that was modified to specifically address issues in your country, the terms of that Acknowledgment and Consent will supersede those above.

Summary of Key Terms (excerpted from Points of Interest document) for
Key Employee Stock Option Grants

Option Price . . .	. . .is the fair market value of Pfizer common stock on the grant date as determined by the Company.
First Exercisable date. . .	. . .is generally three or more years from the date of the grant, unless the options have become exercisable or have been terminated earlier. See events below.
Termination Event	Exercisable Options	Unexercisable Options
Termination of Employment . . .
. . .for reasons other than death, total and permanent disability, retirement or cause	. . .expire three months following the date of termination, but not beyond the expiration date of the grant.	. . .expire on the date of termination.
. . .for cause	. . .expire on the date of termination.	. . .expire on the date of termination.
Sale of Business/Plant Closing
. . .not eligible for retirement	. . .have up to three months from the date of event but not beyond the expiration date of the grant, to exercise options.	. . .vest as of the date of the event and immediately become exercisable for up to three months.
. . .eligible for retirement and the event is prior to one year from the date of the grant	. . .not applicable.	. . .the options become immediately exercisable for up to three years from the date of the event.
. . .eligible for retirement and the event is either on or after one year from the date of the grant	. . .have up to the remainder of the option term to exercise options.	. . .the options will continue to become exercisable, for up to the full term of the grant, according to the schedule provided in the Key Employee option grant letter.
Approved Leave of Absence	. . .may be exercised in whole or in part while on an approved leave of absence.	. . .become exercisable according to the schedule provided in the Key Employee option grant letter and may be exercised in whole or in part while on an approved leave of absence.
Total and Permanent Disability	. . .may be exercised for the remainder of the option term provided the optionee remains totally and permanently disabled.

. . .become exercisable according to the schedule provided in the Key Employee option grant letter and remain exercisable for the remainder of the term provided the optionee remains totally and permanently disabled.

Retirement (Age 55 & 10 years of service upon termination)	. . .may be exercised up to the full term of the grant.

. . .will continue to become exercisable according to the schedule provided in the Key Employee option grant letter if the optionee retires after holding option for one year. Generally, the optionee will have the remainder of the option term to exercise the options. If the optionee retires less than one year from the grant date, the Key Employee stock option grant will expire on the date of the retirement.

Death while still employed with the Company, and. . .	The person named in the Will, the legal representative or the spouse, as the case may be, will. . .	. . .vest as of the date of death and immediately become exercisable. The person the optionee names in the Will, the legal representative or the spouse, as the case may be, will. . .
. . .not eligible for retirement	. . .have up to two years from the date of the death, but not beyond the expiration date of the grant, to exercise options.	. . .have up to two years from the date of death, but not beyond the expiration date of the grant, to exercise options.
. . .eligible for retirement	. . .have the remainder of the option term to exercise options.	. . .have the remainder of the option term to exercise options.
Death after Retirement	. . .may be exercised by the person the optionee names in the Will, the legal representative or the spouse, as the case may be, for the remainder of the option term.

. . .vest as of the date of death and immediately become exercisable. The person the optionee names in the Will, the legal representative or the spouse, as the case may be, will have the remainder of the option term to exercise the options.